Exhibit 99.1

For immediate release

Media Contact: Mike Knapp Knowles Investor Relations Phone: (630) 238-5236 Email: mike.knapp@knowles.com

Knowles Appoints Dr. Cheryl Shavers To Board of Directors

ITASCA, Ill., August 3, 2017 —Knowles Corporation (NYSE: KN), a market leader and global supplier of advanced micro-acoustic, audio processing, and precision device solutions, today announced the appointment of Dr. Cheryl Shavers to the Board of Directors. Her appointment is effective August 1, 2017 and expands the Board to 9 directors, 8 of whom are independent.

Dr. Cheryl Shavers currently serves as Chief Executive Officer of Global Smarts, Inc. an advisory services and strategy firm which she founded in 2001. In this role, she consults small and established businesses as well as government agencies on managing growth opportunities and the innovative process. Between 1999 and 2001, Dr. Shavers served as the Undersecretary of Commerce for Technology at the U.S. Department of Commerce, where she oversaw the Office of Technology Policy and the Technology Administration, the focal point for partnerships between the US government and the private sector pertaining to commercial and industrial innovation, productivity and economic growth. She also oversaw the National Institute of Standards and Technology, the National Technical Information Service and the Office of Space Commercialization. Dr. Shavers was one of the highest-ranking technologists in the Clinton Administration at the time. Prior to joining the Clinton administration, she held a variety of roles at Intel Corporation and Hewlett-Packard, including director of Emerging Technologies and sector manager of the Microprocessor Products Group for Intel. Dr. Shavers also is a director of Rockwell Collins.

Dr. Shavers holds a doctorate in Solid State Chemistry and a bachelor’s degree in Chemistry from Arizona State University.

“I am excited to have Dr. Shavers as a member of the Board of Directors. She has a remarkable strategic mind and brings extensive experience with technology development, innovation and management of growth opportunities to the Board, which will be invaluable to the Company,” stated Jean-Pierre Ergas, Knowles’ Chairman.

Dr. Shavers has been appointed to serve on the Audit Committee and the Governance and Nominating Committee.

About Knowles:

Knowles Corporation (NYSE: KN) is a market leader and global supplier of advanced micro-acoustic, audio processing, and precision device solutions, serving the mobile consumer electronics, communications, medical, military, aerospace, and industrial markets. Knowles uses its leading position in MEMS (micro-electro-mechanical systems) microphones and strong capabilities in audio processing technologies to optimize audio systems and improve the user experience in smartphones, tablets, and wearables. Knowles is also the leader in acoustics components used in hearing aids and has a strong position in high-end oscillators (timing devices) and capacitors. Knowles’ focus on the customer, combined with unique technology, proprietary manufacturing techniques, rigorous testing and global scale, enables it to deliver innovative solutions that optimize the user experience. Founded in 1946 and headquartered in Itasca, Illinois, Knowles is a global organization with employees in 12 countries. For more information, visit knowles.com.

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